KBR, Inc. 8-K

Exhibit 99.1

KBR Announces Agreements to Repurchase $100 Million Principal Amount of its $350 Million 2.50% Convertible Senior Notes Due November 1, 2023

•	KBR will also terminate a proportionate amount of convertible note hedges and warrants
•	Transaction de-risks higher cost of the convertible bond maturity in the event of continued stock price appreciation

HOUSTON – June 2, 2023 – KBR (NYSE: KBR) announced today that it has entered into separate, privately negotiated agreements to repurchase $100 million principal amount of its outstanding $350 million, 2.50% Convertible Senior Notes due 2023 (the “Notes”) from certain holders of the Notes. In connection with the Note repurchases, KBR also entered into partial unwind agreements with Bank of America, N.A., BNP Paribas and Citibank, N.A. (collectively, the “Counterparties”) to terminate the corresponding portions of the convertible note hedge and warrant transactions KBR previously entered into with the Counterparties in connection with the issuance of the Notes. The transactions will result in a net outflow of roughly $188 million, subject to share price volatility as discussed below, and will contain the cost of this proportion of the ultimate Notes maturity in November 2023. Following the closing of the repurchases, $250 million in aggregate principal amount of Notes will remain outstanding, with terms unchanged.

“Back in February, we made the commitment to resolve the maturity of the convertible notes with minimal dilution to our shareholders. With strong Q1 performance and an excellent balance sheet position, the early termination de-risks potentially higher costs of resolving the maturity later in the year as our performance momentum continues.” said Stuart Bradie, KBR president and CEO. “Being proactive and committed to improving our capital structure as we progress through 2023 opens the door for continued balanced capital deployment and shareholder value appreciation opportunities in the years ahead.”

The price that KBR pays for the repurchase of the Notes and the amount it receives on early termination of the hedge and warrant transactions will be based on the volume-weighted average price of KBR’s common stock during the agreed upon measurement periods. Based on the closing price of KBR’s common stock on June 1, 2023, the estimated net outlay for the transactions would be $188 million.

In addition, for the portion of the warrants that remain outstanding after the early termination, KBR has amended the warrant transaction agreements with each of the Counterparties to allow KBR to elect, at its option, cash settlement. Except as described herein, the portions of the convertible note hedge and warrant transactions not being terminated will remain outstanding and otherwise continue in accordance with their terms.

This press release does not constitute an offer to purchase or sell or the solicitation of an offer to sell or purchase any security.

About KBR

We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 32,000 people performing diverse, complex and mission-critical roles in 33 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, the closing of the transactions described above, the company’s stock price, the final amounts of the related payments and the company’s capital structure, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks, uncertainties and assumptions include, but are not limited to, those set forth in the company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks and other U.S. Securities and Exchange Commission filings, which discuss some of the important risks, uncertainties and assumptions that the company has identified that may affect its business, results of operations and financial condition. Due to such risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors

Jamie DuBray

Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media

Philip Ivy
Vice President, Global Communications and Marketing
713-753-3800
MediaRelations@kbr.com